EXHIBIT 10.6

PERFORMANCE STOCK UNIT AGREEMENT

DST SYSTEMS, INC. 2005 EQUITY INCENTIVE PLAN

(Tier 1 Grantee)

THIS AGREEMENT is made and entered into as of the "Grant Date" (see Paragraph 1(a)), by and between DST SYSTEMS, INC. ("Company") and recipient ("Employee") of an Award under the DST Systems, Inc. 2005 Equity Incentive Plan, as amended and interpreted from time to time (the "Plan").

WHEREAS, Awards under the Plan, including Awards relating to Company common stock ("Shares"), are administered by the Compensation Committee of Company’s Board of Directors or other committee designated by the Board (the "Committee") or Company officer to which the Committee delegates authority as provided in the Plan;

WHEREAS, the Committee has made Performance Unit Awards under the Plan that are referred to herein as "Performance Stock Units" or "PSUs" and that, subject to the forfeiture and other terms and conditions of this Agreement, confer a right to receive Shares on a certain date ("Vesting Date") for all, or a lesser or greater percentage, of the target number of PSUs granted, but only provided that some portion of the PSUs "Vest" pursuant to the terms and conditions of this Agreement, becoming "Vested PSUs;"

WHEREAS, the Vesting of the PSUs requires the satisfaction of certain conditions generally including continued "Employment" (as defined in Paragraph 3(i)) and the satisfaction of pre-established performance goals set forth in Appendix A; and

WHEREAS, Company, in its discretion, may allow Employee the potential tax benefit of deferring the issuance of Shares beyond the Vesting Date as provided in Paragraph 3(g), and, therefore, a Vesting Date may not be the same date as the issuance of the Shares underlying the Vested PSUs.

The parties agree as follows:

1.    GRANT OF PSU.

a.    PSU Grant. The Grant Date and the target number of PSUs granted in this Award are shown in the online or other grant communication to which this Agreement is attached. Appendix A to this Agreement (available to Employee with the grant posting on the administrator's system) gives performance goal and performance Vesting details, including the potential Vesting date, as further described in Paragraphs 3(a) and (b) of this Agreement. Vesting of each PSU as provided in Section 3 entitles Employee to the issuance of a percentage of a Share (the "Payout Percentage," which may be less than, equal to, or greater than 100%), subject to the other terms and conditions of the Plan and this Agreement. In no event, however, may the Payout Percentage ever exceed 150%. In order for the grant to be effective, Employee must timely confirm acceptance of the terms and conditions of this Agreement pursuant to the instructions in the communication.

b.    Administration. Company’s Chief Financial Officer may adopt Administrative Procedures for PSUs and the Committee may maintain rules for Awards issued under the Plan. As amended from time to time, such procedures and rules (collectively, the "Rules") shall apply to all actions taken with respect to this Agreement. The Committee or its delegate may take any action deemed necessary or appropriate to administer this Agreement and the issuance of Shares attributable to Vested PSUs in accordance and consistent with Internal Revenue Code ("Code") Section 409A and regulations and guidance issued thereunder ("409A").

2.    RESTRICTIONS.

a.    Non-Transferability. Except as may be permitted under the Plan with respect to transfers to a Permitted Transferee, the PSUs are not transferable during the "Original Delay Period" (as defined in Paragraph 3(g)) and through any "Extended Issuance Date" (as defined in Paragraph 3(g)), by sale, assignment, disposition, gift, exchange, pledge, hypothecation, or otherwise, other than as provided in Paragraph 3(j) upon Employee’s death. Any attempted disposition of the PSUs, or the levy of any execution, attachment or similar process upon the PSUs prior to issuance of the Shares, shall be null and void and without effect.

b.     No Privilege of Stock Ownership; Dividend Equivalents. Holding PSUs does not give Employee the rights of a shareholder (including without limitation the right to vote or receive dividends or other distributions) with respect to any Shares that Company may issue under the terms and conditions of this Agreement before the date such Shares are issued. Notwithstanding the foregoing, if Company declares a dividend on Shares, then a "Dividend Equivalent" (as defined in the Plan) in the form of additional PSUs ("Dividend Equivalent PSUs") will be credited on the PSUs (including Dividend Equivalent PSUs) as follows:

(i)    The crediting of Dividend Equivalent PSUs will occur as of the date the actual dividend is paid to Company shareholders. The number of additional Dividend Equivalent PSUs credited (which may include fractional PSUs) on each dividend payment date shall be the quotient obtained by dividing (A) the aggregate cash amount that would have been paid as a dividend if each PSU then credited to Employee pursuant to this Agreement (whether or not the PSUs have Vested) was one whole Share, by (B) the Fair Market Value of a Share on the date such dividend payment is made to Company shareholders.

(ii)    If, at the time of Certification (as defined in Paragraph 3(a)):

(A)    the level of Goal achievement described in Paragraph 3(b) and Appendix A is less than target, the number of Dividend Equivalent PSUs determined pursuant to Paragraph 2(b)(i) shall be reduced by a percentage equal to 100% minus the Payout Percentage (as defined in Appendix A). (For illustration purposes only, if, for example, Goal Achievement is attained at an 80% level, the number of PSUs credited due to the conversion of Dividend Equivalents pursuant to Paragraph 2(b)(i) shall be reduced by 20% (100% - 80%)); or

(B)    the level of Goal achievement described in Paragraph 3(b) and Appendix A is greater than target, the number of Dividend Equivalent PSUs determined pursuant to Paragraph 2(b)(i) shall be increased by a percentage equal to the Payout Percentage minus 100%. (For illustration purposes only, if, for example, Goal Achievement is attained at an 140% level, the number of PSUs credited due to the conversion of Dividend Equivalents pursuant to Paragraph 2(b)(i) shall be increased by 40% (140% - 100%)).

(iii)    To the extent that an Extended Issuance Delay (as defined in Paragraph 3(g)) is in effect with respect to any Vested PSUs, Dividend Equivalent PSUs will be determined and credited on such PSUs in accordance with the same rules as set forth above in Paragraph 2(b)(i); provided, however, that no further adjustment pursuant to Paragraph 2(b)(ii) shall be made to such Dividend Equivalent PSUs.

(iv)    All rights to Dividend Equivalent PSUs shall be subject to the restrictions on transferability described in Paragraph 2(a) and shall become null and void upon forfeiture of the PSUs under Paragraph 3(d). Dividend Equivalent PSUs shall be subject to the same risk of forfeiture and the same terms and conditions, including if applicable Vesting terms and conditions, as the original PSUs. Any Shares relating to Dividend Equivalent PSUs credited to Employee pursuant to this Agreement shall be issued at the same time as the Shares relating to the original underlying PSUs ("Issuance Date"); provided, however, if Company declares a dividend for which the dividend record date is prior to the Issuance Date, but for which the dividend payment date is on or after the Issuance Date (a "Straddle Dividend"), the Shares relating to such Dividend Equivalent PSUs shall be issued within ten (10) business days of such Straddle Dividend payment date, rather than on the Issuance Date.

3.    VESTING, FORFEITURE, AND SHARE ISSUANCE.

a.    Appendix A Performance Goals. The performance goals (collectively, the "Goal") that are the pre-established conditions to PSU Vesting are set forth in Appendix A, which is incorporated herein by reference. By accepting this Agreement in accordance with Paragraph 1(a), Employee shall be deemed to have consented to the Goal and the other terms and conditions of Appendix A. The level of Goal achievement, as adjusted for certain events set forth in Appendix A that may occur during the period of time set forth therein (the "Performance Period"), is determined on the date (the "Meeting Date") of the "Committee Meeting," which is the meeting following the conclusion of the Performance Period that the Committee determines the level, if any, of Goal achievement and certifies it ("Certification"). Vesting based on Goal achievement occurs after Committee Meeting on the "Scheduled Vesting Date," as explained in Appendix A.

b.    Performance Vesting. If Certification of Goal achievement occurs, the number of PSUs Vesting is based on the applicable "Payout Percentage," which is described in Appendix A. If Certification does not occur at the Committee Meeting, all PSUs granted under this Agreement shall be forfeited as of the Meeting Date.

c.     Other Vesting.

(i)	Effect of Business Unit Divestiture, Retirement or Reduction in Force on Vesting

(A)
If a "Business Unit Divestiture" (or "BUD"), "Retirement" or a "Reduction in Force" (each as defined in Paragraph 3(i) and each an "Event") occurs during the Performance Period, then neither Vesting nor forfeiture shall occur as of the date of the Event with respect to PSUs. As of the Meeting Date following the end of the Performance Period, a determination shall be made, in accordance with the Subparagraphs below, as to the number of PSUs that shall Vest on the Scheduled Vesting Date.

(B)
If Certification occurs for the Performance Period, a pro rata portion of PSUs that would have Vested (taking into account any Payout Percentage adjustments based on Goal achievement) on the Scheduled Vesting Date shall Vest on such Scheduled Vesting Date. The number of PSUs pro rata Vesting shall be the number of PSUs that, but for the Event, would have Vested on such Scheduled Vesting Date based on the Certification for the Performance Period and taking into account any Payout Percentage adjustments, divided by thirty-six, multiplied by the number of calendar months between the first day of the Performance Period and the date of the Event. Any remaining PSUs shall be forfeited as of the Scheduled Vesting Date.

(C)	If no PSUs would have Vested due to lack of required Certification, all PSUs shall be forfeited as of the Scheduled Vesting Date.

(ii)    Effect of Change in Control on Vesting

(A)
Subject to Section 6 of this Agreement and Section 14 of the Plan, if a "Change in Control" (as defined in Paragraph 6(a)) occurs before the end of the Performance Period, then the Certification requirements set forth in Appendix A shall no longer apply and all PSUs shall Vest, subject to continued Employment and to all other terms and provisions of this Agreement other than the Certification conditions set forth in Appendix A, in one-third (1/3) increments over the immediately following three anniversary dates of the date of the Change in Control. The number of Shares eligible to be issued on such first, second and third anniversaries shall be one-third of that number of Shares that would have been issued if Certification had occurred at the target level (i.e., a Payout Percentage of 100%).

(B)
Notwithstanding the above, upon death, "Disability" (as defined in the Rules), "Termination Without Cause" (as defined in Paragraph 3(i)), BUD, or Reduction in Force, in each case that follows a Change in Control, or upon a termination of Employment in connection with a "Resignation for Good Reason" (as defined in Paragraph 3(i)) that follows a Change in Control, all PSUs (at a Payout Percentage of 100%) shall become fully Vested.

(C)
A Retirement that occurs after a Change in Control and is the result of a termination by the Company that constitutes a Termination Without Cause or a Resignation for Good Reason shall cause full Vesting as provided in Subparagraph 3(c)(ii)(B). A Retirement due to a voluntary resignation occurring after a Change in Control shall only cause a pro rata portion of the number of PSUs that would have Vested on the next anniversary date of the Change in Control to Vest as of the date of such Retirement. The pro rata amount shall be the number of PSUs that would have Vested on such anniversary date, divided by twelve, multiplied by the number of calendar months between the preceding Change in Control anniversary date, or if none, the Change in Control date, to the date of the Retirement. The remaining PSUs shall be forfeited as of such Retirement.

(iii)    Effect of Death and Disability on Vesting. Except as otherwise provided in Paragraph 3(c)(ii) (post-Change in Control), pro rata Vesting shall occur as of the date of Employee’s death or Disability regardless of any lack of Goal achievement or actual Certification; provided, however, in no event shall Vesting occur on account of Employee's death or Disability if Employee's Employment has been terminated before the date of Employee's death or Disability. The number of PSUs pro rata Vesting on account of Employee's death or Disability shall be the number of PSUs that, but for the Employee's death or Disability, would have Vested if Certification had occurred at the target level (i.e., a Payout Percentage of 100%), divided by thirty-six, multiplied by the number of calendar months between the first day of the Performance Period and the date of the Employee's death or Disability. Any death or Disability occurring after forfeiture of the PSUs under Paragraph 3(d) of this Agreement shall not affect the forfeited status of such PSUs.

(iv)    Calculations. The pro rata calculations set forth in this Paragraph 3(c) shall include the calendar month in which the Vesting event occurred only if the date of such event is subsequent to the 15th day of such month and shall include the first month of any vesting period only if the applicable vesting commencement date (e.g., the date of Change in Control) is prior to the 16th day of such month. For any calculations in this Agreement that require the number of PSUs to be divided or for a designated percentage of the PSUs to Vest, if such number is not evenly divisible or an applied percentage or formula would result in the issuance of a fractional Share, any fractional Share shall, except as otherwise provided in Paragraph 3(e)(iv), be rounded up to the next whole number and the Corporate Secretary’s office shall allocate the additional Shares(s), if applicable, to the Vesting tranche. In no event shall Vesting occur with respect to a number of PSUs that exceeds the target PSU grant amount plus Dividend Equivalent PSUs, adjusted by the Payout Percentage.

d.     Forfeiture. Forfeiture of PSUs shall occur under the circumstances set forth below. Upon any such forfeiture, under no circumstance will Company be obligated to make any payment to Employee, and no Shares shall be issued, as a result of such forfeited PSUs. In addition to the forfeiture of all PSUs, upon forfeiture for "Cause" (as defined in Paragraph 3(i)) all Shares previously issued under this Agreement shall also be forfeited and transferred to Company as provided in Section 5.

(i)    Subject to the other provisions of this Section 3, all PSUs shall be forfeited if either (A) Certification does not occur at the Committee Meeting, or (B) Employee ceases Employment during the Original Delay Period, provided however, that Termination Without Cause after Certification but prior to a Scheduled Vesting Date shall not cause a forfeiture of the PSUs scheduled to Vest on such date.

(ii)    Notwithstanding any other provision of this Agreement, Cause shall result in forfeiture of the PSUs and all Shares issued pursuant thereto. Employee acknowledges and agrees that forfeiture for Cause can occur during any Original Delay Period or Extended Delay Period, prior or subsequent to any PSU Vesting or Share issuance and whether or not Employee is eligible for a Retirement.

(iii)    If Vesting occurs for a portion of the PSUs in connection with a Retirement before a Change in Control as provided in Paragraph 3(c), the remaining PSUs shall be immediately forfeited to Company as of the Scheduled Vesting Date following the end of the Performance Period.

(iv)    If Vesting occurs for a portion of the PSUs in connection with a Retirement after a Change in Control as provided in Subparagraph 3(c)(ii)(C), the remaining PSUs shall be immediately forfeited as of the Change in Control anniversary date on which pro rata Vesting occurred.

e.    Share Issuance.

(i)    Except as otherwise provided herein, upon the Vesting of a specific number of PSUs as provided in Paragraphs 3(a) and (b), Company shall issue a corresponding number of Shares to Employee as soon as administratively practical after the Vesting Date; provided that tax withholding obligations have been satisfied as provided in Section 4. The preceding sentence notwithstanding,

(A)
if the Vesting event is a Business Unit Divestiture, Retirement, Reduction in Force, Termination Without Cause or Resignation for Good Reason, no issuance of Shares is to occur with respect to such Vesting event unless it is also a 409A Separation;

(B)
if the Vesting event is a Business Unit Divestiture, Retirement, Reduction in Force, Termination Without Cause or Resignation for Good Reason but such Vesting event is not a 409A Separation, issuance of Shares shall not occur until Employee's 409A Separation;

(C)	if the Vesting event is a Change in Control and the PSUs are subject to 409A, no issuance of Shares is to occur unless that Change in Control is also a 409A Change in Control; and

(D)
if the Vesting event is a Change in Control but such Change in Control is not a 409A Change in Control, no issuance of Shares is to occur until the first to occur of Employee's 409A Separation or a 409A Change in Control.

(ii)    Company will not issue Shares upon a Vesting Date to the extent that either Employee has elected an "Extended Issuance Delay" (as defined in Paragraph 3(g)) and/or the issuance of Shares is subject to the six-month delay period required under Section 409A a "409A Issuance Delay" (as defined in Paragraph 3(h)). Employee acknowledges and agrees that Company will not issue any Shares pursuant to this Agreement any earlier than the first business day after the Vesting Date nor any later than ninety days after such Vesting Date. If one or both of an Extended Issuance Delay or a 409A Issuance Delay applies, Company shall issue the Shares as soon as administratively practical (but no earlier than one business day and no later than ninety days) after expiration of the latest ending applicable period. Company’s transfer agent may issue Shares in certificate or book entry form as determined by Company’s Corporate Secretary.

(iii)    Upon issuance of the Shares, Employee shall have all rights of a shareholder with respect thereto including the right to vote and receive all dividends or other distributions made or paid with respect to the Shares. The number of Shares issuable in any circumstance shall be reduced by the number of Shares withheld for taxes as provided in Section 4.

(iv)     Except as otherwise expressly provided in this Agreement, at any time a fractional Share would otherwise be issued pursuant to this Agreement, such fraction shall be rounded up or down to the nearest whole Share in accordance with the applicable rounding methodology set forth in the Rules or other applicable rules or procedures.

f.     Limited Accelerated Issuance of Shares for FICA Related Taxes. Paragraph 4(b) governs the limited accelerated payment of Shares underlying PSUs for the satisfaction of "FICA Related Taxes" (as defined in Paragraph 4(b)) if those should occur for any reason prior to the Vesting Date.

g.    Extended Issuance Delays. The period from the Grant Date to a Vesting Date is the "Original Delay Period." In circumstances allowed by the Rules and where a valid and timely Section 409A deferral election has been made (an "Extended Issuance Delay"), Shares that Company would otherwise issue after the Original Delay Period may be issued on the Extended Issuance Date timely elected by Employee. The period from the Vesting Date to the Extended Issuance Date is the "Extended Delay Period."

h.     Section 409A Issuance Delays. To the extent that a PSU is or becomes subject to 409A and Employee is a "specified employee" under Company’s Specified Employee Identification Procedures, then, notwithstanding any other provision of this Agreement or the Rules and for the avoidance of negative tax consequences to Employee, any issuance of Shares or cash pursuant to this Agreement on account of Employee's 409A Separation shall be delayed until the first day after six-months following such 409A Separation, as required for the avoidance of penalties and/or excise taxes under 409A ("409A Issuance Delay").

i.     Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

(i)    A "409A Change in Control" is a Change in Control that also qualifies as a change in control under 409A(a)(2)(A)(v).

(ii)    A "409A Separation" is Employee’s separation from service with Company as determined under 409A(a)(2)(A)(i). A 409A Separation may occur on account of any separation from service including separation due to death, disability, resignation, or termination of employment by Company with or without Cause.

(iii)    A "Business Unit Divestiture" is Employee's termination of Employment in connection with the consummation of a merger, reorganization, consolidation, or sale of assets, or stock or other transaction that the Committee determines is a business unit divestiture event, that involves a Subsidiary (as defined in Subparagraph 3(i)(v)(B)), joint venture, division or other business unit, and that results in a group of employees of such business unit being employed by an acquiring company and no longer having employment with Company.

(iv)    "Cause" means either a violation of Section 5 or termination of Employment for any act of dishonesty, willful misconduct, gross negligence, intentional or conscious abandonment or neglect of duty, criminal activity, fraud or embezzlement, any unauthorized disclosure or use of material confidential information or trade secrets, or violation of any noncompete or non-disclosure agreement to which Employee is subject.

(v)    "Employment" means Employee is regularly and continuously employed, for more than fifty percent (50%) of the number of hours designated for base salary purposes as full-time employment, by:

(A)	Company;

(B)
any corporation in an unbroken chain of corporations beginning with Company or in an unbroken chain of corporations ending with Company if, on the Grant Date, each corporation other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain or any entity in which Company has a direct or indirect equity interest of at least fifty percent (50%) ("Subsidiary");

(C)	any individual or entity that directly or through one or more intermediaries controls or is controlled by or under common control with Company ("Affiliate"); or

(D)
any entity in which Company directly or indirectly owns stock possessing such minimum percentage (at least twenty percent (20%)) of the total combined voting power of all classes of stock or owns such minimum percentage (at least twenty percent 20%)) of the capital interests or profit interests as the Committee from time to time determines for purposes of this Subparagraph 3(i)(v) (also an "Affiliate").

Employee is not deemed to have terminated Employment through, and the PSUs shall not be forfeited solely as a result of, any change in Employee’s duties or position or Employee’s temporary leave of absence approved by Company.

(vi)    The "Extended Issuance Date" is (a) if a Retirement Installment applies, each date during an Extended Delay Period that Employee shall receive an issuance of Shares in an installment, or if earlier, the date of death following Retirement; or (b) if a Retirement Installment does not apply, the earlier of (i) the Extended Issuance Date elected by Employee pursuant to the Rules or (ii) the date of a 409A Separation during the Extended Delay Period.

(vii)    A "Reduction in Force" means a termination of Employee's Employment with Company during the Original Delay Period as part of Company’s termination of the employment of at least ten (10) employees within a business unit in connection with a single plan of reduction to occur within a rolling 90-day period or longer period incorporated into a specific plan of reduction.

(viii)    A "Resignation for Good Reason" means Employee's resignation for good reason (as defined below) subsequent to the date of a Change in Control during the three-year period following such date if: (x) Employee provides written notice to the Company Secretary within ninety (90) days after the initial occurrence of a good reason event describing in detail the event and stating that Employee's employment will terminate upon a specified date in such notice (the "Good Reason Termination Date"), which date is not earlier than thirty (30) days after the date such notice is provided to Company (the "Notice Delivery Date") and not later than ninety (90) days after the Notice Delivery Date, and (y) Company does not remedy the event prior to the Good Reason Termination Date. In no event shall there be a Resignation for Good Reason unless such resignation also constitutes a 409A Separation. For purposes of this Agreement, Employee shall have "good reason" if there occurs without Employee's consent:

(A)	a material reduction in the character of the duties assigned to Employee or in Employee’s level of work responsibility or conditions;

(B)	a material reduction in Employee’s base salary as in effect immediately prior to the Change in Control or as the same may have been increased thereafter;

(C)
the material relocation of Employee's principal office to a location at least 35 miles outside of the metropolitan area where such office was located at the time of the Change in Control, except for required travel on Company business to an extent substantially consistent with Employee’s obligations immediately prior to the Change in Control; or

(D)
any material breach by Company of an employment agreement between Company or its successor and Employee, provided, however, that Employee shall not have "good reason" under this Subparagraph (viii) on account of any alleged breach of an employment agreement based on a material reduction in employee benefits as of a Change in Control that is immaterial or where benefits to Employee from participation in such employee benefit plans are not reduced by more than ten percent (10%) in the aggregate.

(ix)    A "Retirement" means, notwithstanding the definition of "Retirement" under the Plan, a termination of Employee's Employment (either by Employee voluntarily or by Company as a Termination Without Cause) that meets either of the following criteria: (i) termination is at age 59 ½ or older with no less than 3 years of service, or (ii) termination is at age 55 or older with no less than 20 years of service.
(x)     A "Scheduled Vesting Date" shall mean the second Friday in March following the Meeting Date.

(xi)    A "Termination Without Cause" means Company’s termination of Employee’s Employment that is not for Cause.

(xii)     A "Retirement Installment" is an election made pursuant to the Rules to receive, after Retirement and prior to death, any Share issuance amounts in incremental installments over the number of years elected by Employee as allowed by the Rules.

j.    Payments to Third Party. Upon death of Employee followed by a valid written request for payment, the Shares shall be issued as soon as administratively practical to Employee’s beneficiary named in a written beneficiary designation filed with Company’s Corporate Secretary on a form for the Plan or, if there is no such designated beneficiary, to Employee’s executor or administrator or other personal representative acceptable to the Corporate Secretary. Any request to pay any person or persons other than Employee shall be accompanied by such documentation as Company may reasonably require, including without limitation, evidence satisfactory to Company of the authority of such person or persons to receive the payment.

4.    TAXES.

a.    Tax Withholding; Valuation. Employee understands and agrees that, at the time any tax withholding obligation arises in connection with (i) a Share issuance, (ii) Retirement-eligibility, or (iii) a PSU Vesting, Company may withhold, in Shares if Company requires or a valid election applies under this Section 4, or in cash from payroll or other amounts Company owes or will owe Employee, any applicable withholding, payroll and other required tax amounts due upon Vesting, issuance of Shares, Retirement-eligibility, or any other applicable event. Tax Withholding may be made by any means permitted under the Plan, as approved by the Committee, and as permitted under the law. The valuation of the PSUs, and any Shares that Company may issue attributable to Vested PSUs, for tax and other purposes shall be as set forth in the Rules and in applicable laws and regulations ("Valuation Rules"). In the absence of the satisfaction of tax obligations, Company may refuse to issue the Shares.

b.    Acceleration of Share Issuance to Cover Employment Tax Liabilities. Employee understands and agrees that certain tax withholding amounts may be due prior to an issuance of Shares. For instance, withholding amounts for the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) ("FICA Tax") may be due upon Employee meeting Retirement-eligibility requirements during an Original Delay Period subsequent to a Change in Control. If Shares are issued on an accelerated basis to satisfy the FICA Tax as provided in this Paragraph, then Employee may have income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws (together with the FICA Tax, the "FICA Related Taxes"). When and in the manner permitted by the Committee or its delegate in their sole discretion and unless otherwise prohibited by law, Company may satisfy (or may allow Employee to elect to satisfy) the FICA Related Taxes through the accelerated issuance of Shares (including the accelerated issuance of Shares for which a Vesting Date may not have yet occurred but for which the underlying PSU is no longer subject to substantial risk of forfeiture). In no event, however, may the value (determined under the Valuation Rules) of the total accelerated Share issuance exceed the aggregate amount of the FICA Related Taxes.

c.    Satisfaction in Share Retention. Subject to the requirements of the Committee or its delegate in their sole discretion and unless otherwise prohibited by law, Company may require Employee to satisfy, or may allow Employee (or his or her guardian, legal representative or successor) to irrevocably elect in writing on a Company designated form to satisfy, any income tax withholding obligation in connection with the PSUs through the retention of whole Shares which would otherwise have been issued, which Shares shall not belong to Employee upon such retention.

d.    Remedies. If withholding is not effected by Company for any reason at the time of the taxation event, then Employee agrees to pay Company any withholding amounts due within the deadline imposed by Company. If, within the deadline imposed by Company, Employee has not paid any withholding amounts due or, subject to compliance with Treasury Regulations § 1.409A-3(j)(4), has not elected, if allowed by the Committee or its delegate in their sole discretion, whether to have Shares retained for taxes or to pay cash for the tax withholding, then Company may, at its sole discretion (a) retain whole Shares which would otherwise have been issued (including without limitation withdrawal of Shares that had previously been placed into Employee’s book entry account), (b) deduct such amounts in cash from payroll or other amounts Company owes or will owe Employee, or (c) effect some combination of Share retention and cash deduction (collectively, “Remedies for Amounts Owed”).

5.    VIOLATION OF NON-SOLICITATION, NONUSE AND NONDISCLOSURE PROVISIONS. Employee acknowledges that Employee’s agreement to this Section 5 is a key consideration for the grant of the PSUs. Employee hereby agrees with Company as follows:
a.    Non-Solicitation of Employees, Customers and Prospective Customers. Employee agrees that during the twelve (12) month period subsequent to termination of employment with “Employer” (as defined in Paragraph 5(g)), Employee will not solicit any employee of Employer or of any “Applicable Company Entity” (as defined in Paragraph 5(g)) to leave such employment to become employed by a competitor of Employer or of any Applicable Company Entity. Employee further agrees that, during the twelve (12) month period subsequent to termination of employment with Employer, Employee will not solicit or contact any person, business or entity which was a “Customer” or “Prospective Customer” (each as defined in Paragraph 5(g)) for purposes of selling goods or services of the type sold or rendered by Employer or any Applicable Company Entity.

b.    Ownership of Confidential Information, and Inventions and Works. All "Confidential Information," "Inventions" and "Works" (each as defined in Paragraph 5(g)) and documents and other materials containing Confidential Information, Inventions and Works are the exclusive property of Employer. Employee shall make full and prompt disclosure to Employer of all Inventions. Employee assigns and agrees to assign to Employer all of Employee’s right, title and interest in Inventions. Employee acknowledges and agrees that all Works are "works made for hire" under the United States copyright laws and that all ownership rights vest exclusively in Employer from the time each Work is created. Should a court of competent jurisdiction hold that a Work is not a "work made for hire," Employee agrees to assign and hereby assigns to Employer all of Employee’s right, title and interest in the Work. In the event any Invention or Work may be construed to be non-assignable, Employee hereby grants to Employer a perpetual, royalty-free, non-exclusive license to make, use, sell, have made, and/or sublicense such non-assignable Invention or Work. Employee agrees to assist Employer to obtain and vest its title to all Inventions and Works, including any patent or copyright applications or patents or copyrights in any country, by executing all necessary or desirable documents, including applications for patent or copyright and assignments thereof, during and after employment, without charge to Employer, at the request and expense of Employer.

c.    Recordkeeping and Return of Confidential Information, Inventions and Works. Employee agrees to maintain regular records of all Inventions and Works developed or written while employed with Employer. Employee agrees to comply with any procedures disseminated by Employer with respect to such recordkeeping. Employee agrees to provide such records to Employer periodically and/or upon request by Employer. Employee agrees to return to Employer all Confidential Information, Inventions and Works in any tangible form, and copies thereof in the custody or possession of Employee, and all originals and copies of analyses, compilations, studies or documents pertaining to any Confidential Information, Inventions and Works, in whatever form or medium, upon a request by Employer, or upon termination of employment.

d.    Nonuse and Nondisclosure. Employee shall not, either during or after Employee’s employment by Employer, disclose any Confidential Information, Inventions or Works to any other person or entity outside of his employment, or use any Confidential Information, Inventions or Works for any purpose without the prior written approval of an officer of Employer, except to the extent required to discharge Employee’s duties assigned by Employer.

e.    Subsequent Employer Notice. During the term of Employee’s employment with Employer and for the longer of one year thereafter, or any period in which the non-solicitation obligation set forth herein applies (the "Identification Period"), Employee agrees to identify to potential subsequent employer(s), partner(s) or business associate(s) Employee’s obligations under this Agreement prior to committing to a position with the employer(s), partner(s), or business associate(s). Employee agrees that Employer may, at its discretion, provide a copy of Section 5 of this Agreement to any of Employee’s subsequent employer(s), partner(s), or business associate(s), and may notify any or all of them of Employee’s obligations under this Agreement. During the Identification Period, Employee shall give written notice to Employer’s Human Resources Department identifying any subsequent employer(s), partner(s), or business associate(s) of Employee.

f.    Remedies. Notwithstanding anything to the contrary herein, if in Employer’s sole discretion an event has occurred that constitutes Cause (including, without limitation, a violation of this Section 5), whether prior to, on or after a PSU Vesting or Share issuance date or during an Original Delay Period or Extended Delay Period, then, in addition to all other remedies available to Company, the PSUs for which Share issuance has not occurred shall be immediately forfeited to Company and any Shares that have been issued pursuant the Vesting of underlying PSUs, if such issuance has occurred, shall be immediately transferred by Employee to Company (with Employee taking all steps necessary to effect the transfer and provided that, if the Shares are no longer available for transfer, Employee shall reimburse to Company the amount of Employee’s ordinary income from the Vesting of the PSUs); provided, however, that no consideration shall be paid by Company to Employee for any forfeiture, transfer or reimbursement pursuant to this Paragraph 5(f). Company may apply all or any of the Remedies for Amounts Owed, as described in Paragraph 4(d). Employee agrees that the provisions of Section 5 hereof are necessary for protection of the business of Company and that violation of such provisions is cause for termination of employment and would cause irreparable injury to Company not adequately remediable in damages. Employee agrees that any breach of its obligations under Section 5 shall, in addition to any other relief to which Company may be entitled, entitle Company to temporary, preliminary and final injunctive relief against further breach of such obligations, along with attorneys’ fees and other costs incurred by Company in connection with such action. Employee agrees to the waiver of any requirement for the posting of any bond as a condition to such equitable relief.

g.    Section 5 Definitions. For purposes of Section 5, the following terms have the meanings set forth below:

(i)    “Applicable Company Entity” means Company, a Subsidiary (as defined in Paragraph 3(i)), or Affiliate (as defined in Paragraph 3(i) and also as defined in Paragraph 5(g)(iv)) with which Employee worked or was involved during the course of his employment with Employer or about which Employee gained Confidential Information during the course of Employee’s employment with Employer.

(ii)    “Confidential Information” means non-public information about Company, its Subsidiaries and Affiliates, including without limitation:

(A)
inventions not disclosed to the public by Company, its Subsidiary or Affiliate, products, designs, prototypes, data, models, file formats, interface protocols, documentation, formulas, improvements, discoveries, methods, computer hardware, firmware and software, source code, object code, programming sequences, algorithms, flow charts, test results, program formats and other works of authorship relating to or used in the current or prospective business or operations of Company, Subsidiaries and Affiliates, all of which is Confidential Information, whether or not patentable or made on Employer premises or during normal working hours; and

(B)
business strategies, trade secrets, pending contracts, unannounced services and products, financial projections, customer lists, information about real estate Company, its Subsidiary or Affiliate is interested in acquiring, and non-public information about others obtained as a consequence of employment by Employer, including without limitation information about customers and their services and products, the account holders or shareholders of customers of Company, Subsidiaries and Affiliates, and associates, suppliers or competitors of Company, Subsidiaries and Affiliates.

(iii)    “Customer” means any person, business or entity that has done business with Employer or any Applicable Company Entity at any time during the twelve (12) month period prior to the date of termination of Employee’s employment.

(iv)    “Employer” means any Company-related entity that has employed Employee, whether it be Company, its Subsidiary (as defined in Paragraph 3(i)), or Affiliate (as defined in Paragraph 3(i) and also for purposes of this Section 5 including any entity in which Company has a direct or indirect equity interest of at least twenty-five percent (25%)).

(v)    “Inventions” means all discoveries, improvements, and inventions relating to or used in the current or prospective business or operations of Company, Subsidiaries and Affiliates, whether or not patentable, which are created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by Employer, whether or not during normal working hours or on the premises of Employer.

(vi)    “Prospective Customer” means any person, business or entity to whom or to which Employer or any Applicable Company Entity has made, at any time during the twelve (12) month period prior to the date of termination of Employee’s employment, a proposal to do business.

(vii)    “Works” mean all original works fixed in a tangible medium of expression by Employee or under Employee’s direction or jointly with others during Employee’s employment by Employer, whether or not during normal working hours or on the premises of Employer, and related to or used in the current or prospective business or operations of Employer.

h.    Survival. Except as limited in time in Paragraph 5(a), Employee’s obligations in this Section 5 shall survive and continue beyond the PSU Vesting or forfeiture dates, the Original Delay Period or an Extended Delay Period, any issuance or transfer of Shares, and any termination or expiration of the Agreement for any reason.

i.    Competing Obligations.  Employee may have entered or may enter into an agreement that contains an obligation protective of any Company-related entity that is similar to, but more or less restrictive than, an obligation set forth in this Section 5 ("Competing Obligation").  By executing this Agreement, Employee agrees that if any Competing Obligation applies, he shall be bound by the obligation (whether in this Agreement or in a separate agreement) that is the most protective to the Company-related entity.

j.      Enforceability.  If the final judgment of a court or arbitrator with competent jurisdiction declares that any term or provision of this Section 5 is invalid or unenforceable, Employee agrees that the court or arbitrator making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or geographic area of the applicable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that the terms and provisions of this Section 5 will be enforceable as so modified.  Employee further agrees that if any part of this Section 5 is held by a court or arbitrator with competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, and cannot be modified in accordance with this paragraph, such part shall be deemed to be severed from the remainder of this Section 5 for the purpose only of the particular legal proceedings in question, and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision.

6.    CHANGE IN CONTROL.

a.    Definition of Change in Control. For purposes of this Agreement, a "Change in Control" shall have the same meaning as the definition of such term in the Plan, as amended and interpreted from time to time, as of the date of the event that may cause a Change in Control.

Notwithstanding the occurrence of a Change in Control under the applicable definition, a Change in Control shall not occur with respect to Employee if, in advance of such event, Employee agrees with Company in writing that such event shall not constitute a Change in Control; provided, however, in no event shall Employee's agreement under this paragraph affect a payment subject to 409A from being made where such payment event is a 409A Change in Control.
b.     Committee Action in Connection with Change in Control. The Committee (as constituted before such Change in Control) has the authority to take the actions set forth in Section 14 of the Plan. For instance, by way of example and not limitation, the Committee (as constituted before such Change in Control) may determine in its sole discretion that Company, or any successor company in the applicable merger or sale agreement, may pay cash to Employee in an amount equal to the amount (as determined by the Committee) that could have been attained by Employee had the Award been currently payable, in lieu of issuing Shares that would otherwise be issued in connection with Vesting or the termination of an Extended Delay Period on or after the Change in Control.

7.    GENERAL.

a.    No Employment Contract. Except to the extent the terms of any separate written employment contract between Employee and Company may expressly provide otherwise, Company shall be under no obligation to continue Employee’s employment with Company for any period of specific duration and may terminate such employment at any time, for Cause or as a Termination Without Cause.

b.     Recoupment Policy. This award and any resulting delivery of shares is subject to set-off, recoupment, or other recovery pursuant to the DST Systems, Inc. Compensation Recoupment Policy adopted by the Committee effective February 24, 2011 and as amended from time to time (the “Policy”). Without limitation, pursuant to the Policy, if there is an accounting restatement of Company financial results due to Company’s material noncompliance with any financial reporting requirements under applicable securities laws, all or a portion of any Incentive Compensation (as defined in the Policy) received pursuant to this award, as well as any other Incentive Compensation you may have or will receive outside of this award that is subject to the Policy based upon your position or any other factor set forth in the Policy or any law or regulation that affects the Policy, may be subject to forfeiture or recovery by Company. By accepting this award, whether any Incentive Compensation is ultimately paid hereunder, you expressly agree and consent to any forfeiture or required recovery or reimbursement obligations of Company with respect to any Incentive Compensation paid to you that is forfeitable or recoverable by Company pursuant to the Policy, regardless of whether such compensation is the subject of, or related to, this award.

c.    Compliance With Certain Laws and Regulations. If the Committee determines that the consent or approval of any governmental regulatory body or that any action with respect to the PSUs is necessary or desirable in connection with the granting of the PSUs or the issuance of Shares, Employee shall supply Company with such representations and information as Company may request and shall otherwise cooperate with Company in obtaining any such approval or taking such action.

d.    Construction and No Waiver. Notwithstanding any provision of this Agreement, the granting of the PSUs and the issuance of the Shares are subject to the provisions of the Plan and any procedures or Rules promulgated thereunder by the Committee or its delegate. The failure of Company in any instance to exercise any of its rights granted under this Agreement, the Plan or the Rules shall not constitute a waiver of any other rights that may arise under this Agreement.

e.    Notices. Any notice required to be given or delivered to Company under the terms of this Agreement shall be in writing and addressed to Company in care of its Corporate Secretary at its corporate offices, and such notice shall be deemed given only upon actual receipt by Company. Any notice required to be given or delivered to Employee shall be in writing and addressed to Employee at the address on file with Company’s Human Resources Department or such other address specified in a written notice given by Employee to Company, and all such notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

f.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to its principles of conflicts of law.

g.    Entire Agreement. Subject to Paragraph 5(i), this Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements or understandings between the parties relating thereto.

h.     Amendment. This Agreement may be amended only in a manner approved by Company evidencing both parties’ agreement to the amendment. This Agreement may also be amended, without prior notice to Employee and without Employee's consent, (i) prior to any Change in Control by the Committee if the Committee in good faith determines that the amendment does not materially adversely affect any of Employee's rights under this Agreement or (ii) at any time if the Committee deems it necessary or appropriate to ensure that the PSUs either remain exempt from, or compliant with, Internal Revenue Code Section 409A.

i.    Acknowledgement. The PSU grant and this Agreement are subject to the terms and conditions of the Plan, the Rules, and any other rules or procedures adopted by the Committee or its delegate. The Plan is incorporated in this Agreement by reference and all capitalized terms used in this Agreement have the meaning set forth in the Plan, unless this Agreement specifies a different meaning. Employee agrees to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan, this Agreement, the Rules, and other applicable rules or procedures regarding any issues arising thereunder, including without limitation all decisions and interpretations related to 409A and regulations and guidance issued thereunder.

By accepting the terms and conditions of this Agreement, Employee accepts the PSUs and acknowledges that the PSUs are subject to all the terms and provisions of the Plan (including without limitation the powers of the Committee to make determinations and adjustments as provided in Sections 3, 4.2, 5, 14.1 and 15.1 of the Plan), this Agreement, the Rules, and other applicable rules or procedures.